EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-180382, No. 333-203566, No. 333-216714, and No. 333-217598 on Form S-8 of Regional Management Corp. of our reports dated March 8, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Regional Management Corp. and its subsidiaries, appearing in this Annual Report on Form 10-K of Regional Management Corp. and its subsidiaries for the year ended December 31, 2018.

/s/ RSM US LLP

Raleigh, North Carolina

March 8, 2019